Filed Pursuant to Rule 433 Registration Statement No. 333-227001

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated June 15, 2021

Pricing Supplement Dated June __, 2021 to the
Product Prospectus Supplement ERN-ETF-1 Dated September 11, 2018, Prospectus Supplement Dated September 7, 2018, and Prospectus Dated September 7, 2018
$_________ Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds, Due February 27, 2023 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Return Notes (the “Notes”) linked to the performance of a basket (the “Basket”) of three exchange-traded funds: the Energy Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the SPDR Gold Trust®. The CUSIP number for the Notes is 78016EBV8.
The weightings of the Basket Components in the Basket will depend upon their performance over the term of the Notes, determined as set forth below. The Basket Component with the best performance will receive a 40% weighting, the Basket Component with the second best performance will receive a 32.50% weighting, and the Basket Component with the lowest performance will receive a 27.50% weighting.  Accordingly, the actual weight of each Basket Component that will be used to determine the return on the Notes will not be known until the Valuation Date.
If the Basket Percentage Change (as defined below) of the Basket (which will depend on these weightings) is positive, the Notes will provide a return that is equal to that Basket Percentage Change, up to the Maximum Return of 18.75%. If the Basket Percentage Change is negative, but is not less than ‑7.50%, the Notes will pay the principal amount. However, if the Basket Percentage Change is less than ‑7.50%, you will lose 1% of the principal amount for each 1% that the Basket Percentage Change is less than -7.50%, and you may lose up to 92.50% of your investment. Any payments on the Notes are subject to our credit risk.
Issue Date: June 25, 2021
Maturity Date: February 27, 2023
The Notes will not pay interest.  The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this terms supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement dated September 11, 2018, and “Risk Factors” on page S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions(1)	0.00%	$
Proceeds to Royal Bank of Canada	100.00%	$
(1) RBC Capital Markets, LLC (“RBCCM”), acting as our agent, will not receive a commission in connection with its sales of the Notes. “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date is expected to be between $926.90 and $976.90 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Underwriter:	RBC Capital Markets, LLC
Reference Asset:
The Notes are linked to the level of a basket (the “Basket”) of three exchange-traded funds (each, a “Basket Component”), which will be weighted as of the Valuation Date as described below.  The Basket Components are set forth in the table below.

Currency:	U.S. Dollars
Denominations	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	June 22, 2021
Issue Date:	June 25, 2021
Valuation Date:	February 22, 2023
Maturity Date:	February 27, 2023. The Maturity Date is subject to extension for market and other disruptions, as described in the product prospectus supplement dated September 11, 2018.
Payment at Maturity (if held to maturity):
If the Basket Percentage Change is positive, then the investor will receive, for each $1,000 in principal amount of the Notes, an amount calculated as follows:
$1,000 + ($1,000 x the lesser of (i) the Basket Percentage Change and (ii) the Maximum Return)

If the Basket Percentage Change is zero or negative but is greater than or equal to -7.50%, the investor will receive the Principal Amount of the Notes.

If the Basket Percentage Change is less than -7.50%, then the investor will receive a cash payment equal to:

$1,000 + [$1,000 x (Basket Percentage Change + Buffer Percentage)]
In this case, you will lose 1% of the principal amount for each 1% that the Basket Percentage Change is less than -7.50%, and you may lose up to 92.50% of the principal amount.

Maximum Return:	18.75%
Buffer Percentage:	7.50%
Basket Percentage Change:
The Basket Percentage Change, expressed as a percentage and rounded to two decimal places, will be equal to the sum of the Weighted Component Change for each Basket Component. The Weighted Component Change for each Basket Component will be determined as follows:
Component Weight x Component Percentage Change

P-2	RBC Capital Markets, LLC

Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
Component Weights:
The Component Weight of each Basket Component will be determined on the Valuation Date.
1. The Basket Component with the highest Component Percentage Change will have a Component Weight of 40%.
2. The Basket Component with the second highest Component Percentage Change will have a Component Weight of 32.50%.
3. The Basket Component with the lowest Component Percentage Change will have a Component Weight of 27.50%.

Component Percentage Change:	For each Basket Component, the Component Percentage Change will equal: Final Level – Initial Level Initial Level
Initial Level:	The closing price per share of a Basket Component on the Trade Date.
Final Level:	The closing price per share of a Basket Component on the Valuation Date.
The Basket:	Basket Component	Bloomberg Ticker	Initial Level
	Energy Select Sector SPDR® Fund	XLE
	SPDR® S&P® Oil & Gas Exploration & Production ETF	XOP
	SPDR Gold Trust®	GLD
Principal at Risk:	The Notes are NOT principal protected. You could lose some or a substantial portion of your principal amount at maturity if the Basket Percentage Change is less than ‑7.50%.
Calculation Agent:	RBC Capital Markets, LLC
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated September 11, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

P-3	RBC Capital Markets, LLC

Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement, and the applicable terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, dated September 11, 2018, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-4	RBC Capital Markets, LLC

Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 11, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated September 11, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated September 11, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038211/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-5	RBC Capital Markets, LLC

Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Basket Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the price of any Basket Component on the Valuation Date or on any trading day prior to the Maturity Date. All examples are based on the Maximum Return of 18.75%, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1 —	Calculation of the Payment at Maturity where the Basket Percentage Change is positive, but is less than the Maximum Return.
	Basket Percentage Change:	2%
	Payment at Maturity:	$1,000 + ($1,000 x 2%) = $1,000 + $20 = $1,020
	On a $1,000 investment, a 2% Basket Percentage Change results in a Payment at Maturity of $1,020, a 2% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Basket Percentage Change is positive and is greater than the Maximum Return.
	Basket Percentage Change:	50%
	Payment at Maturity:	$1,000 + ($1,000 x 18.75%) = $1,000 + $187.50 = $1,187.50
	On a $1,000 investment, because the Basket Percentage Change is greater than the Maximum Return, investors receive a Payment at Maturity of $1,187.50, a return of 18.75% on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Basket Percentage Change is negative (but not by more than 7.50%).
	Basket Percentage Change:	-5%
	Payment at Maturity:	$1,000
	On a $1,000 investment, a -5% Basket Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4 —	Calculation of the Payment at Maturity where the Basket Percentage Change is negative (by more than 7.50%).
	Basket Percentage Change:	-60%
	Payment at Maturity:	$1,000 + [$1,000 x (-60% + 7.50%)] = $1,000 - $525 = $475
	On a $1,000 investment, a -60% Basket Percentage Change results in a Payment at Maturity of $475, a -52.50% return on the Notes.

P-6	RBC Capital Markets, LLC

Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
Hypothetical Determination of the Component Weights
These examples demonstrate how the Basket Components will be weighted in determining the Basket Percentage Change of the Basket.  In each example, each Basket Component has a hypothetical Initial Level of $100.
Example 1. Two Basket Components increase in value, and one Basket Component decreases in value.
Basket Component	Hypothetical Initial Level	Hypothetical Final Level
Basket Component 1	$100	$120
Basket Component 2	$100	$105
Basket Component 3	$100	$95

In this example, Basket Component 1 has a Component Percentage Change of 20% (the highest Component Percentage Change), and will have a Component Weight of 40%.  Basket Component 2 has a Component Percentage Change of 5% (the second highest Component Percentage Change), and will have a Component Weight of 32.50%.  Basket Component 3 has a Component Percentage Change of -5% (the lowest Component Percentage Change), and will have a Component Weight of 27.50%.
Accordingly, in this example, the Basket Percentage Change of the Basket will equal 8.25%, calculated as follows:
(40% x 20%) + (32.50% x 5%) + (27.50% x -5%) =
8% + 1.625% + -1.375% =
Basket Percentage Change: 8.25%
In this case, the return on the Notes would be 8.25%
Example 2. All three Basket Components decrease in value.
Basket Component	Hypothetical Initial Level	Hypothetical Final Level
Basket Component 1	$100	$80
Basket Component 2	$100	$75
Basket Component 3	$100	$70

In this example, Basket Component 1 has a Component Percentage Change of -20% (the highest Component Percentage Change, even though it decreased in value), and will have a Component Weight of 40%.  Basket Component 2 has a Component Percentage Change of -25% (the second highest Component Percentage Change), and will have a Component Weight of 32.50%.  Basket Component 3 has a Component Percentage Change of -30% (the lowest Component Percentage Change), and will have a Component Weight of 27.50%.
Accordingly, in this example, the Basket Percentage Change of the Basket will equal -24.375%, calculated as follows:
(40% x -20%) + (32.50% x -25%) + (27.50% x -30%) =
-8% + -8.125 + -8.25% =
Basket Percentage Change: -24.375%
In this case, based on a Basket Percentage Change of -24.375%, the return on the Notes would be a loss of 16.875% of the principal amount.

P-7	RBC Capital Markets, LLC

Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket Components.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
•
You May Lose a Significant Portion of the Principal Amount of the Notes – Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the value of the Basket of more than 7.50%.  In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Basket Percentage Change is less than -7.50%.  You may lose up to 92.50% of the principal amount of the Notes.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
The Appreciation Potential of the Notes Is Limited by the Maximum Return – If the Basket Percentage Change is positive, we will pay you $1,000 per Note at maturity plus an additional return that will not exceed the Maximum Return, regardless of the appreciation in the Basket Components, which may be significant. Therefore, you will not benefit from any appreciation of the Basket Components in excess of an amount that exceeds the Maximum Return. Your return on the Notes may be less than your return would be on a hypothetical direct investment in the Basket Components.

•
Changes in the Level of One Basket Component May Be Offset by Changes in the Level of the Other Basket Components – A change in the level of one Basket Component may not correlate with changes in the level of the other Basket Components.  The level of one Basket Component may increase, while the level of the other Basket Components may not increase as much, or may even decrease.  Therefore, in determining the level of the Reference Asset as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of one or more of the other Basket Components.

•
The Component Weights Will Not Be Known Until the Valuation Date — The Component Weights of the Basket Components will be determined on the Valuation Date.  You will not know the actual Component Weights until the Final Level of each Basket Component is determined on the Valuation Date.  Even though the Component Weights will be determined based upon the best performing of the Basket Components, it is possible that each of the Basket Components will decrease in value over the term of the Notes, such that even the Basket Component with the highest Component Weight will have a negative return.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time.  This will be the case even if the prices of one or more of the Basket Components increase after the Trade Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments – The Valuation Date and the payment at maturity are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that

P-8	RBC Capital Markets, LLC

Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.
Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so.  RBCCM or any of our other affiliates may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value that will be set forth in the final pricing supplement for the Notes will not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the prices of the Basket Components, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to the Basket Components
•
Adverse Conditions in the Energy Sector May Reduce the Return on the Notes — The issuers of the stocks held by the XLE and XOP develop and produce, among other things, crude oil and natural gas, and provide, among other things, services related to energy resources production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions

P-9	RBC Capital Markets, LLC

Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks held by these Basket Components and, therefore, the prices of one or both of these Basket Components, and the value of the Notes.
•
You Will Not Have Any Rights to the Securities or Other Assets Held by the Basket Components – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities held by the XLE or the XOP would have. The Final Level of each of these Basket Components will not reflect any dividends paid on those securities. You will not have the right to receive any of the securities or other assets held by the Basket Components.

•
The XLE and the XOP, and their Respective Underlying Indices, Are Different — The performance of each of these Basket Components may not exactly replicate the performance of its respective Underlying Index, because these Basket Components will reflect transaction costs and fees that are not included in the calculation of its Underlying Index. It is also possible that the performance of these Basket Components may not fully replicate or may in certain circumstances diverge significantly from the performance of their Underlying Indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in these Basket Components, or due to other circumstances. These Basket Components may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to their Underlying Indices and in managing cash flows.

During periods of market volatility, securities held by these Basket Components may be unavailable in the secondary market, market participants may be unable to calculate accurately their net asset value per share and their liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the applicable Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the applicable Basket Component. As a result, under these circumstances, the market value of shares of these Basket Components may vary substantially from the applicable net asset value per share. For all of the foregoing reasons, the performance of these Basket Components may not correlate with the performance of their Underlying Indices as well as their net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
•
Changes that Affect an Underlying Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the sponsor of the Underlying Indices (the “Index Sponsor”) for each of the XLE and the XOP, concerning the calculation of each Underlying Index, additions, deletions or substitutions of the components of each Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Indices and, therefore, could affect the share price of the applicable Basket Component, the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Indices, or if the sponsor discontinues or suspends the calculation or publication of one or more of the Underlying Indices.

•
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor  — The Index Sponsor is not our affiliate and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has no obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsor.

P-10	RBC Capital Markets, LLC

Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
•
Adjustments to the Basket Components Could Adversely Affect the Notes — The advisor or sponsor of the Basket Components is responsible for calculating and maintaining each Basket Component. These entities can add, delete or substitute the stocks or other assets comprising the Basket Components. These entities may make other methodological changes that could change the share price of one or more of the Basket Components at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

•
We and Our Affiliates Do Not Have Any Affiliation with the Advisor or Sponsor of any Basket Component and Are Not Responsible for Their Public Disclosure of Information — We and our affiliates are not affiliated with these entities in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Basket Components. These entities are not involved in the offering of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Basket Components that might affect the value of the Notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about these entities or the Basket Components contained in any public disclosure of information. You, as an investor in the Notes, should make your own investigation into the Basket Components.

Additional Risks Relating to the SPDR Gold Trust
•
The Price of the GLD Is Linked Closely to the Price of Gold, Which May Change Unpredictably and Affect the Value of the Notes in Unforeseeable Ways — The GLD attempts to mirror as closely as possible, before fees and expenses, the performance of the price of gold bullion. As a result, the value of the GLD relates directly to the value of the gold that it holds. Investments in securities linked to an exchange traded fund such as GLD, which is linked to the price of a single commodity, may be considered speculative. The gold markets are generally subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.

The price of gold used to determine the value of the gold held by the GLD is derived from a principals’ market which operates as an over-the-counter physical commodity market. Certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits that would otherwise restrict the extent of daily fluctuations in the prices of the commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.
Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.
•
Investing in the GLD Is Not the Same as Investing Directly in Gold — The performance of the GLD may not fully replicate the performance of the price of gold due to the fees and expenses charged by the sponsor of the GLD, restrictions on access to gold, or other circumstances. The GLD does not generate any income and as the GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each of its shares has gradually declined over time. The GLD sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of gold.  The sale of gold to pay expenses at a time of low gold prices could adversely affect the value of the GLD. Additionally, there is a risk that part or all of the GLD’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster, or other events.

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•
Changes in the Methodology Used to Calculate the Gold Spot Price or Changes in Laws or Regulations Which Affect the Price Of Gold May Affect the Value of the Notes — Members of the London Bullion Market Association (the “LBMA”) set the fixings of gold (the “gold spot price”) used to determine the value of gold held by the GLD, and may adjust the determination of the gold spot price in a way that adversely affects the value of the Notes. In setting the gold spot price, the LBMA has no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the gold spot price. Any change of this kind could cause a decrease in the gold spot price, which would adversely affect the value of the Notes.

In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies, courts, or other official bodies. Any event of this kind could adversely affect the gold spot price and, as a result, could adversely affect the value of the Notes.
Risks Relating to Conflicts of Interest
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Basket Components or the securities or other assets held by the Basket Components that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the value of the Basket Components, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the securities represented by the XLE or the XOP, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components or the securities or other assets that they hold.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the value of the Basket, and, therefore, the market value of the Notes.

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INFORMATION REGARDING THE BASKET COMPONENTS
Information filed with the SEC by the Basket Components under the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, can be obtained through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The following information regarding the Basket Components is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Basket Components with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
Each Basket Component is an investment portfolio maintained and managed by its investment adviser. The Notes are not sponsored, endorsed, sold or promoted by the investment adviser. These entities make no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. These entities have no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
The Energy Select Sector SPDR® Fund (“XLE”)
The XLE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The XLE is composed of companies whose primary line of business is directly associated with the energy sector. The XOP is an investment portfolio maintained and managed by SSgA Funds Management, Inc. (“SSFM”).  The XLE trades on the NYSE Arca under the ticker symbol “XLE.”
Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected from the universe of companies represented by the S&P 500® Index. Standard & Poor’s Financial Services LLC (“S&P”) acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
◾	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.
◾
The eleven Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to at least one of the Select Sector Indices.

◾	Each constituent stock of the S&P 500® Index is assigned to a Select Sector Index based on its GICS sector. Each Select Sector Index is made up of all the stocks in the applicable GICS sector.
◾
Each Select Sector Index is calculated by the Index sponsor, Standard & Poor’s, using a capped market capitalization methodology where single index constituents or defined groups of index constituents are confined to a maximum weight and the excess weight is distributed proportionally among the remaining index constituents. Each Select Sector Index is rebalanced from time to time to re-establish the proper weighting.

◾
For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the third Friday of March, June September and December using the following procedures: (1) The rebalancing

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reference date is the second Friday of March, June, September and December; (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization methodology. Modifications are made as defined below.
(i)
If any Component Stock has a weight greater than 24%, that Component Stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no Component Stock exceeds 25% as of the quarter-end diversification requirement date.

(ii)	All excess weight is equally redistributed to all uncapped Component Stocks within the relevant Select Sector Index.
(iii)
After this redistribution, if the float-adjusted market capitalization weight of any other Component Stock(s) then breaches 23%, the process is repeated iteratively until no Component Stocks breaches the 23% weight cap.

(iv)	The sum of the Component Stocks with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
(v)
If the rule in step (iv) is breached, all the Component Stocks are ranked in descending order of their float-adjusted market capitalization weights and the first Component Stock that causes the 50% limit to be breached has its weight reduced to 4.5%.

(vi)	This excess weight is equally redistributed to all Component Stocks with weights below 4.5%. This process is repeated iteratively until step (iv) is satisfied.
(vii)
Index share amounts are assigned to each Component Stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each Component Stock at the rebalancing differs somewhat from these weights due to market movements.

(viii)
If, on the second to last business day of March, June, September, or December, a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This second rebalancing will use the closing prices as of the second to last business day of March, June, September or December, and membership, shares outstanding, and IWFs as of the rebalancing effective date.

At times, Component Stocks may be represented in the Select Sector Indices by multiple share class lines. Maximum weight capping is based on Component Stock float-adjusted market capitalization, with the weight of multiple class companies allocated proportionally to each share class line based on its float-adjusted market capitalization as of the rebalancing reference date. If no capping is required, both share classes remain in the Select Sector Index at their natural float-adjusted market capitalization.
Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

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Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
A SPDR® Component Stock which has been assigned to one Select Sector Index may be determined to have undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes after the initial dissemination of information on the sector change.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.
Additional information regarding the calculation and composition of the Select Sector Indices, including the index methodology, may be found on S&P’s website. Information included in that website is not included or incorporated by reference into this document.

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Buffered Return Notes Linked to a Basket of Three Exchange Traded Funds
SPDR® S&P® Oil & Gas Exploration & Production ETF (“XOP”)
SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund incorporated in the U.S. The XOP’s objective is to replicate as closely as possible the S&P® Oil & Gas Exploration & Production Select Industry Index, an equal-weighted index.
The XOP is an investment portfolio maintained and managed by SSgA Funds Management, Inc. (“SSFM”). The XOP trades on the NYSE Arca under the ticker symbol “XOP.”
The XOP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry Index. The S&P® Oil & Gas Exploration & Production Select Industry Index represents the oil and gas exploration and production sub-industry portion of the S&P® Total Market Index (the “S&P TMI”), an index that measures the performance of the U.S. equity market. The XOP is composed of companies that are in the oil and gas sector exploration and production.
The XOP utilizes a sampling strategy, which means that it is not required to purchase all of the securities represented in the underlying index. Instead, it may purchase a subset of the securities in the underlying index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the underlying index. Under normal market conditions, the XOP will invest at least 80% of its total assets in common stocks that comprise the underlying index.
The underlying index consists of the S&P TMI constituents belonging to the Integrated Oil & Gas, Oil & Gas Exploration & Production, and Oil & Gas Refining & Marketing sub-industries that satisfy the following criteria: (i) have a float-adjusted market capitalization greater than or equal to $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) greater than or equal to 90% or have afloat-adjusted market capitalization greater than or equal to $400 million with a float-adjusted liquidity ratio (as defined above) greater than or equal to 150%; and (ii) are U.S. based companies. The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have 12 months of trading history. The market capitalization threshold may be relaxed to ensure that there are at least 22 stocks in the underlying index as of the rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their float-adjusted liquidity ratio falls below 50%. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs on the third Friday of the quarter ending month. The underlying index is modified equal weighted.
Additional information regarding the calculation and composition of this index, including the index methodology, may be found on S&P’s website. Information included in that website is not included or incorporated by reference into this document.

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The SPDR Gold Trust®
The GLD issues SPDR® Gold Shares, or the “Shares,” which represent units of fractional undivided beneficial interest in and ownership of the GLD. World Gold Trust Services, LLC is the sponsor of the GLD, or the Sponsor. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the GLD, or the Trustee, HSBC Bank plc is the custodian of the GLD, or the Custodian, and State Street Global Markets, LLC is the marketing agent of the GLD, or the Marketing Agent. The GLD intends to issue additional Shares on a continuous basis through its Trustee. The GLD is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.
The Shares trade on NYSE Arca “GLD.” Filings relating to the GLD may be obtained through the SEC website, at sec.gov. Information on that website is not included or incorporated by reference in this document.
The Shares may be purchased from the GLD only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a “Basket”). The GLD issues Shares in Baskets to certain authorized participants, or the Authorized Participants, on an ongoing basis. Baskets are offered continuously at the net asset value, or the NAV, for 100,000 Shares on the day that an order to create a Basket is accepted by the Trustee.
The investment objective of the GLD is to reflect the performance of the price of gold bullion, less the GLD’s expenses. The GLD holds gold bars. The GLD issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The Shares of the GLD are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the Shares of the GLD is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.
The Shares of the GLD represent units of fractional undivided beneficial interest in and ownership of the GLD, the primary asset of which is allocated (or secured) gold. The GLD is not managed like a corporation or an active investment vehicle. The gold held by the GLD will be sold only: (1) on an as-needed basis to pay the GLD’s expenses, (2) in the event the GLD terminates and liquidates its assets or (3) as otherwise required by law or regulation.
Creation and Redemption
The GLD creates and redeems the Shares from time to time, but only in one or more baskets (a “basket” equals a block of 100,000 shares). The creation and redemption of baskets requires the delivery to the GLD or the distribution by the GLD of the amount of gold and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined net asset value of the number of Shares included in the baskets being created or redeemed. The initial amount of gold required for deposit with the GLD to create shares for the period from the formation of the GLD to the first day of trading of the Shares on the NYSE was 10,000 ounces per basket. The number of ounces of gold required to create a basket or to be delivered upon the redemption of a basket gradually decreases over time, due to the accrual of the GLD’s expenses and the sale of the GLD’s gold to pay the fund’s expenses. Baskets may be created or redeemed only by authorized participants, who pay a transaction fee for each order to create or redeem baskets and may sell the Shares included in the baskets they create to other investors.
Valuation of Gold; Computation of Net Asset Value
The Trustee determines the NAV of the GLD on each day that NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association, or LBMA, administered by the ICE Benchmark Administration, or the IBA, which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the GLD is the aggregate value of the GLD’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the GLD’s NAV,

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the Trustee values the gold held by the GLD based on the LBMA Gold Price PM for an ounce of gold. The Trustee also determines the NAV per Share.
The Custodian is HSBC Bank plc and is responsible for the safekeeping of the GLD’s gold bars transferred to it in connection with the creation of Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the GLD through gold accounts it maintains for Authorized Participants and the GLD. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

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HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Basket Components. We obtained the information in the graphs below from Bloomberg Financial Markets. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.
The historical performance of any Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Basket Components at any time. We cannot give you assurance that the performance of the Basket Components will not result in the loss of all or part of your investment.
Historical Information for the Energy Select Sector SPDR® Fund
The graph below illustrates the performance of this Basket Component from January 1, 2011 to June 14, 2021.

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Historical Information for the SPDR® S&P® Oil & Gas Exploration & Production ETF
The graph below illustrates the performance of this Basket Component from January 1, 2011 to June 14, 2021.

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Historical Information for the SPDR® Gold Trust
The graph below illustrates the performance of this Basket Component from January 1, 2011 to June 14, 2021.

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SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 11, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Basket Component or the Notes (for example, upon a rebalancing of a Basket Component), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Components or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about June 25, 2021, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative arrangements to prevent a failed settlement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately 3 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
Each of RBCCM and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket Components.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be included in the final pricing supplement, any value of the Notes determined for purposes of a secondary market

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transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-24	RBC Capital Markets, LLC